Exhibit 99.1

Bit Digital, Inc. Announces Fiscal Year 2025 Financial Results

NEW YORK, March 31, 2026 /PRNewswire/ -- Bit Digital, Inc. (Nasdaq: BTBT) (the “Company”), today announced its financial results for the Fiscal Year 2025. The Company will host a conference call on April 1, 2026, at 10:00 AM ET to discuss results (click here for registration information).

Financial Highlights for Fiscal Year 2025

The Company’s results for 2025 reflect its continued transition toward an Ethereum-focused treasury strategy and majority ownership in WhiteFiber, a separately managed public company, providing exposure to AI infrastructure.

Results for fiscal year 2025 include the consolidated financial performance of WhiteFiber Inc. (Nasdaq: WYFI), which was a wholly-owned subsidiary prior to its initial public offering on August 6, 2025 and continues to be consolidated following the IPO due to its majority ownership. Following the IPO, Bit Digital continues to hold a majority ownership stake in WhiteFiber, a separately managed public company, with a portion of net income attributable to non-controlling interests.

●	Total revenue for fiscal year 2025 was $113.6 million, a 5% increase compared to $108.0 million in fiscal year 2024. The increase was primarily driven by growth in cloud and colocation services, along with increased revenue from ETH staking, partially offset by a decrease in digital asset mining revenue.

●	Revenue from digital asset mining was $27.3 million for 2025, a 53% decrease compared to $58.6 million in the prior year. The decline was driven by increased network difficulty and a reduction in active hash rate as the Company continues to wind down this business line.

●	Revenue from cloud services was $68.8 million, a 50% increase compared to $45.7 million in the prior year.

●	Revenue from colocation services was $8.9 million, a 555% increase from $1.4 million in the prior year.

●	Revenue from ETH staking was $7.0 million, a 287% increase compared to $1.8 million in 2024. The increase was driven by higher staking rewards, growth in staked balances, and higher average ETH prices.

●	Net loss attributable to Bit Digital shareholders for fiscal year 2025 was $(80.3) million, or $(0.31) per diluted share, compared to net income of $28.3 million, or $0.19 per diluted share, in fiscal year 2024.

●	Adjusted EBITDA for fiscal year 2025 was $(24.9) million, compared to $73.0 million in fiscal year 2024. The change was primarily driven by a significant swing in digital asset gains and losses, reflecting volatility in crypto asset prices, including a loss of approximately $29.2 million in 2025 compared to a gain of approximately $55.7 million in 2024, partially offset by growth in cloud, colocation, and ETH staking revenue.[1]

[1]	To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use EBITDA and Adjusted EBITDA as non-GAAP financial measures. We believe these measures provide useful information to investors and others in understanding and evaluating our operating results as they eliminate the effects of certain items that are not directly attributable to our core operating performance. However, the use of these non-GAAP measures has limitations as an analytical tool, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are: (i) they do not reflect our cash expenditures or future requirements for capital expenditures; (ii) they do not reflect changes in, or cash requirements for, our working capital needs; and (iii) other companies in our industry may calculate these measures differently, limiting their usefulness as comparative measures

●	Cash and cash equivalents totaled $118.4 million as of December 31, 2025, compared to $95.2 million as of December 31, 2024.

●	Total digital assets were $415.7 million as of December 31, 2025, compared to $161.4 million as of December 31, 2024, reflecting continued ETH accumulation, partially offset by lower ETH prices at year-end 2025.

●	As of December 31, 2025, Bit Digital held 27,043,750 WhiteFiber shares, with an implied value of approximately $427.3 million based on the Nasdaq closing price of $15.80 per share on that date.

Strategic Asset Company Strategy

In June 2025, Bit Digital initiated a strategic transition toward an Ethereum-focused treasury and staking strategy, reshaping the Company to align its capital allocation and operations with secular changes in digital assets and compute infrastructure. We have concentrated our capital, staking activity, and balance sheet around Ethereum as programmable financial infrastructure, while maintaining exposure to AI infrastructure through our majority ownership stake in WhiteFiber, a separately managed public company.

Today, Bit Digital operates as a Strategic Asset Company (SAC), focused on capital allocation across two core areas: Ethereum as economic infrastructure, and AI infrastructure through its ownership stake in WhiteFiber. As a SAC, the Company goes beyond passive treasury accumulation by actively participating in the Ethereum network through validator operations and staking, generating yield and supporting network activity. At the same time, it maintains exposure to growing demand for AI and high-performance computing infrastructure through its ownership of WhiteFiber. This approach is designed to support long-term compounding through staking yield, disciplined capital allocation, and exposure to structural growth in both digital assets and compute infrastructure.

As a result of this strategy, the Company’s ETH position2 has grown significantly:

●	June 30, 2025: 30,663 ETH held.

●	December 31, 2025: 155,227 ETH held, with a market value of approximately $460.6 million based on a closing ETH price of approximately $2,967 at year-end.

As of December 31, 2025, approximately 138,263 ETH, or ~89% of total holdings, were actively staked. In 2025, the Company earned approximately 1,988.8 ETH from native staking rewards, compared to 565.1 ETH in 2024, reflecting continued growth in staking participation and yield generation. Staking rewards contributed $7.0 million in revenue during 2025.

The Company’s average acquisition price across its ETH holdings was approximately $3,045 as of year-end. The Company remains focused on growing its ETH position in a disciplined and opportunistic manner over time, with an emphasis on capital efficiency, staking yield and long-term compounding rather than short-term scale.

Bitcoin Mining Update

Bit Digital continues to wind down its bitcoin mining operations as part of its transition toward an Ethereum-focused treasury strategy. During 2025, the Company reduced its active hash rate as legacy capacity was retired, resulting in lower production.

As of December 31, 2025, the Company’s active hash rate was approximately 1.5 EH/s, with an average fleet efficiency of approximately 22 J/Th.

The Company does not expect to allocate meaningful growth or maintenance capital to this segment going forward, as operations are primarily focused on the orderly runoff of remaining hosting agreements. Proceeds from ongoing activity are generally converted into ETH to support the Company’s treasury strategy, and we expect mining exposure to continue declining over time.

[2]	Includes approximately 6,062 ETH and ETH-equivalents held in an externally managed fund as of June 30, 2025; Includes approximately 15,218.3 ETH and ETH-equivalents held in an externally managed fund as of December, 31, 2025.

Management Commentary

“2025 was a defining year for Bit Digital as we repositioned the Company around a clear view of how capital markets are evolving,” said Sam Tabar, CEO of Bit Digital. “We exited businesses that no longer represented an efficient use of capital and concentrated our efforts in infrastructure we believe will compound over time. Today, that means Ethereum as economic infrastructure and AI compute through our majority ownership stake in WhiteFiber.”

“We do not view Ethereum as a passive holding. It is programmable financial infrastructure that allows us to participate directly in network activity through staking and related activities. Our focus is on increasing ETH per share in a disciplined way while maintaining flexibility and balance sheet strength. We have been deliberate in how we scale our position and have not prioritized size for its own sake. We believe this approach better positions us to grow the ETH balance opportunistically over time.”

“At the same time, our majority ownership stake in WhiteFiber provides exposure to AI infrastructure, where demand for compute continues to outpace supply. We view this as a long-term ownership position and do not intend to monetize it opportunistically.”

“As we move into the next phase, our focus is on strengthening the Company’s ability to generate durable cash flow to support continued investment and compounding across the platform. We are actively evaluating opportunities to expand our business in ways that align with this objective.”

“We have operated through multiple market cycles. Volatility is not new to us. Our focus is on disciplined execution and long-term compounding.”

About Bit Digital

Bit Digital (NASDAQ: BTBT) is a Strategic Asset Company (SAC) focused on active participation in Ethereum infrastructure and controlling equity exposure to AI/HPC infrastructure through its majority ownership stake in WhiteFiber (NASDAQ: WYFI). The Company purchases and stakes ETH to generate protocol-native yield and participates directly in the Ethereum network. Bit Digital allocates capital with a focus on long-duration, foundational infrastructure and disciplined balance sheet management. For additional information, please contact ir@bit-digital.com or follow us on LinkedIn or X.

Investor Notice

Investing in our securities involves a high degree of risk. Before making an investment decision, you should carefully consider the risks, uncertainties and forward-looking statements described under “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2025 (Annual Report) and any subsequently filed quarterly reports on Form 10-Q and any Current Reports on Form 8-K. If any material risk was to occur, our business, financial condition or results of operations would likely suffer. In that event, the value of our securities could decline and you could lose part or all of your investment. The risks and uncertainties we describe are not the only ones facing us. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. In addition, our past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results in the future. See “Safe Harbor Statement” below.

Safe Harbor Statement

This press release may contain certain “forward-looking statements” relating to the business of Bit Digital, Inc., and its subsidiary companies. All statements, other than statements of historical fact included herein are “forward-looking statements.” These forward-looking statements are often identified by the use of forward-looking terminology such as “believes,” “expects,” or similar expressions, involving known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website at http://www.sec.gov. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

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